GREENVILLE CAPITAL MANAGEMENT, INC.

CODE OF ETHICS

1. BACKGROUND

Rule 17j-1 under the Investment Company Act of 1940 (the "Investment Company Act"), and Rule 204A-1 under the Investment Advisers Act (collectively, the "Rules"), require Greenville Capital Management, Inc. (GCM), as an investment adviser, to adopt a written Code of Ethics, and to report to the Board of Trustees of any registered investment company (the "Board") any material compliance violations. The Board may only approve a Code of Ethics after it has made a determination that the Code of Ethics contains provisions designed to prevent "access persons" (summarized below) from engaging in fraud.

In addition, as an investment adviser registered under the Investment Advisers Act of 1940 (“Advisers Act”), GCM is required to maintain records of transactions in which GCM or its “advisory representatives” acquire any direct or indirect “beneficial ownership” in any security, with certain exceptions described below. This Code of Ethics is intended to meet the requirements of both Rules and is in addition to other compliance procedures.

2. KEY DEFINITIONS

A. The term "Access Person" is defined to include: (i) all employees of Greenville Capital Management, Inc., including any supervised person of GCM who has access to nonpublic information regarding the portfolio holdings, or who is involved in making securities recommendations and (ii) any director, officer, or general partner of GCM. Since all employees of GCM are deemed “access persons,” the Compliance Officer (defined below) will notify an employee if that person does not fit the above definition.

B. “Security” shall mean any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest thereon or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to purchase, any of the foregoing. The term also includes privately placed Securities.

C. “Excepted Securities” shall be securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and shares of open-end investment companies (or mutual funds) except for shares of mutual funds for which GCM is adviser or sub-adviser (as of this date, Greenville Small Cap Growth Fund). Shares of closed-end funds and exchange traded funds are covered by this Code of Ethics.

Greenville Capital Management, Inc.
Code of Ethics
Amended 3/31/05

D. “Exempt Account” is an account over which an Access Person has a Beneficial Ownership interest but over which the Access Person has no direct or indirect influence or control. While not intended to be exclusive, an Exempt Account is frequently a “blind trust” or “blind account” the transactions in which are determined by another person pursuant to his/her discretion and that are not communicated to the Access Person except after the fact, typically by receipt of periodic statements of the account.

E. “Beneficial Ownership” means a direct or indirect interest in a Security, through any contract, arrangement, understanding, relationship or otherwise. A transaction by or for the account of a spouse or other immediate family member living in the same home with an Access Person is considered the same as a transaction by the employee.

3. STANDARDS OF BUSINESS CONDUCT

Under the Investment Company and Advisers Acts, GCM and its Access Persons are prohibited from engaging in fraudulent activities, including, without limitation:

A. COMPLIANCE WITH SECURITIES LAWS

(i)	Employing any device, scheme or artifice to defraud the separately managed accounts or Fund;

(ii)
Making any untrue statement of a material fact to a separately managed account or registered fund or omitting to state a material fact necessary in order to make the statements made to a separately managed account or a fund, in light of the circumstances under which they are made, not misleading;

(iii)	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a separately managed account or fund; or

(iv)	Engaging in any manipulative practice with respect to a separately managed account or a fund.

(v)	Engaging in any manipulative practice with respect to securities, including price manipulation.

B.	CONFLICTS OF INTEREST

Greenville Capital Management has an affirmative duty of care, loyalty and good faith to act in the best interest of its clients at all times. It is not possible to identify or anticipate all actual or potential conflicts between GCM, its employees and clients. However, each employee must understand GCM’s duty to clients and be sensitive to the possibility that client interests and those of employees may clash. In these cases, the circumstances that raise the conflict must be either avoided in favor of the client or clearly disclosed to effected clients.

GCM has identified the potential for conflicts of interest among client accounts that can occur in connection with trading in securities for clients and GCM employee personal accounts. The potential for conflicts in this regard is addressed in the GCM Trading Policy, available upon request. Potential conflicts raised by personal securities transactions are described in Section 9 “Trading Practices” below.

Greenville Capital Management, Inc.
Code of Ethics
Amended 3/31/05

Potential conflicts of interest also may arise in connection with how business and new client opportunities are presented to GCM. On occasion in the past and possibly in the future, registered representatives of broker-dealers (“BD representatives”) have referred clients to GCM with the expectation that GCM will place all orders for the referred client’s account with that BD representative. As noted in GCM’s Trading Policy and Best Execution Procedures contained within, GCM has a fiduciary obligation to seek to obtain best execution for clients under the circumstances then prevailing. Conflicting with this duty is the implied or express expectations (1) that the referral to GCM was conditioned on GCM placing all brokerage in the client’s account through the BD representative and (2) that other referrals will result if GCM places the orders in that manner. Many clients have pre-existing relationships with BD representatives in which commissions have been negotiated or alternative commission arrangements made and these clients will expect that GCM will place all of their orders with the BD representative. Other clients may not have pre-existing relationships with the BD representatives but the expectation exists that all client orders will be placed with the referring BD representative.

When a prospective client is referred to GCM through a BD representative, GCM provides (1) disclosures to the prospective client of the impact to the client’s account if the client directs GCM to use that BD representative, and (2) a form that must be completed by the prospective client if he/she expects GCM to execute all transactions for that client through the BD representative. Disclosures must be made and the form completed anytime GCM intends to treat an account as described here as a directed brokerage account. In addition, if a pattern develops that a particular BD representative is referring clients to GCM on other than a rare and isolated basis, GCM must enter into an agreement with the BD representative’s broker-dealer firm. The Compliance Officer is responsible for monitoring how clients come to GCM, reviewing periodically necessary disclosures in GCM’s Form ADV, Part II and standard agreement, ensuring that the directed brokerage form is completed by clients and presenting solicitation agreements to firms employing BD representatives when the need should arise.

As noted above, it is not possible to anticipate all conflicts, actual or potential, that can arise in GCM’s line of business. All employees are encouraged to report to the Compliance Officer any concerns they may have over practices at GCM or activities engaged in that may raise conflicts of interest.

C.	INSIDER TRADING

All GCM employees are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information on any company. Employees are also prohibited from communicating material nonpublic information to others in violation of the law. GCM considers information on actions to be taken in client portfolio accounts as proprietary to GCM. This proprietary information should not be utilized by employees in any way to their own benefit or communicated to others. GCM’s insider trading procedure that defines important concepts regarding insider trading is attached as Appendix 4.

Greenville Capital Management, Inc.
Code of Ethics
Amended 3/31/05

D.	GIFTS & ENTERTAINMENT

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to GCM and its clients. Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, employees should not offer gifts, favors entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

i.
Gifts. No employee may receive any gift, service or other thing of more than de minimus value (generally defined as under $200) from any person or entity that does business with or on behalf of the adviser without advance approval from the compliance officer. No employee may give or offer any gift of more than de minimis value to existing or prospective clients, or any entity that does business with or on behalf of the adviser without pre-approval by the chief compliance officer.

ii.	Cash. No employee may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of GCM.

iii.
Entertainment. No employee may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of GCM. An employee may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. If the business entertainment event is expected to exceed $200 per person, advance approval from the compliance officer is required.

iv.
Appropriate Circumstances. Generally, receipt of entertainment is acceptable if the expenses would have been paid as a firm business expense. Regarding discounts or rebates on merchandise or services, employees may accept only in cases where they do not exceed those available for other customers. When in doubt, employee should consult the compliance officer.

4.	COMPLIANCE OFFICER

In order to meet the requirements of the Rules, this Code of Ethics includes a procedure for detecting and preventing material trading abuses and requires all Access Persons to report personal securities transactions, except transactions involving Excepted Securities or Exempt Accounts, on a monthly basis (the "Reports"). A compliance officer will be appointed by GCM to receive and review Reports in accordance with Section 5 below. In turn, the Compliance Officer will report to the Board any material violations of the Code of Ethics in accordance with Section 7 below.

Greenville Capital Management, Inc.
Code of Ethics
Amended 3/31/05

5.	ACCESS PERSON REPORTS

All Access Persons are required to submit the following reports to the Compliance Officer of transactions in Securities in accounts maintained for THEMSELVES AND ANY ACCOUNT OVER WHICH THEY HAVE ANY BENEFICIAL INTEREST. In lieu of providing the Reports, an Access Person may submit monthly brokerage statements or transaction confirmations that contain duplicate information. It should be recognized that while monthly brokerage statements and transaction confirmations report transactions in publicly-traded Securities, these reports do not generally include information about privately-placed Securities. Therefore any reporting that is met by having brokerage statements filed must be augmented by an internal report of private Securities transactions and holdings. The Access Person should arrange to have brokerage statements and transaction confirmations (and internal reports for private Securities positions) sent directly to the Compliance Officer (see Appendix 1 for the form of an Authorization Letter):

A. INITIAL & ANNUAL HOLDINGS REPORT. Upon beginning employment and each year thereafter, each Access Person must report the following information:

(i) The title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

(ii) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(iii) The date the report is submitted by the Access Person.

A form of the INITIAL HOLDINGS REPORT is attached as Appendix 2.

B. MONTHLY TRANSACTION REPORTS Appendix 3. Within thirty days of the end of each calendar month, each Access Person must report the following information:

(i)	With respect to any transaction during the month in a Security (not otherwise an Excepted Security or an Exempt Account) in which the Access Person had any direct or indirect beneficial ownership:

(a) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

(b) The nature of the transaction (i.e., purchase, sale);

(c) The price of the Security at which the transaction was effected;

(d) The name of the broker, dealer or bank with or through which the transaction was effected; and

(e) The date that the report is submitted by the Access Person.

Greenville Capital Management, Inc.
Code of Ethics
Amended 3/31/05

(ii)	With respect to any account established by the Access Person in which any Securities were held during the month for the direct or indirect benefit of the Access Person:

(iii)	Copy of the custodial statement must be provided

6.	EXCEPTIONS TO REPORTING REQUIREMENTS

There are no exceptions to the reporting requirement of personal transactions other than Excepted Securities or transactions in Exempt Accounts.

7.	ADMINISTRATION OF THE CODE OF ETHICS - REPORTING VIOLATIONS AND CERTIFYING COMPLIANCE

A.	The Compliance Officer must use reasonable diligence and institute policies and procedures reasonably necessary to prevent its Access Persons from violating this Code of Ethics;

B.	The Compliance Officer shall circulate the Code of Ethics and receive an acknowledgement from each Access Person that the Code of Ethics has been read and understood;

C.
The Compliance Officer, or his/her designee, shall review all Monthly Transaction Reports and custodial statements to determine whether a possible violation of the Code of Ethics and/or other applicable trading policies and procedures may have occurred. No Access Person shall review his or her own Report(s).

D.	On an annual basis, the Compliance Officer shall prepare a written report describing any issues arising under the Code of Ethics or procedures, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information for review by the Board; and

E.	On an annual basis, the Compliance Officer shall certify to the Board of Trustees that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

8. COMPLIANCE WITH OTHER SECURITIES LAWS

This Code of Ethics is not intended to cover all possible areas of potential liability under the Investment Company Act, the Advisers Act or under the federal securities laws in general. In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on access persons and others in certain situations. It is expected that access persons will be sensitive to these areas of potential conflict, even though this Code of Ethics does not address specifically these other areas of fiduciary responsibility and other applicable regulations.

Greenville Capital Management, Inc.
Code of Ethics
Amended 3/31/05

9.	TRADING PRACTICES

All trades are subject to the following specific limitations or restrictions:

A. All purchases and sales in Securities (except Excepted Securities and for Exempt Accounts) must be pre-cleared by the Compliance Officer, subject to these procedures.

B. Equity securities with market capitalization greater than $2.5 billion shall not require pre-clearance for purchase or sale unless they are owned by GCM client accounts. An e-mail must be sent to the Compliance Officer prior to trading (buying or selling) any Securities that are also owned by GCM clients and the e-mail response maintained as an attachment to the monthly trading report. Generally, employees that hold the same stock as GCM Clients are required to maintain their position in like manner until the GCM client shares are sold (or paired back).

C. Pre-clearance may be given for PURCHASES of Securities of companies with market capitalization under $2.5 billion (“Small Cap Companies”) provided clearance has been given by all GCM analysts and printed copies of these e-mails from each of the GCM analysts is attached to the employee trading form prior to the initiation of the trade. The trading form and copies of the e-mails must be given to the Compliance Officer at the end of each month. In determining whether to grant pre-clearance for transactions in these Securities, analysts will verify they are not considering the stock for purchase for GCM managed accounts or a fund. Because good investment opportunities should first be explored for clients, the employee should be able to justify to the Compliance Officer why the company should not be investigated for GCM accounts. For this reason, pre-clearance for purchases of Small Cap Companies will be denied if the Security is under consideration for GCM client accounts until the transaction(s) for clients is complete. If electronic pre-clearance is obtained, the trade may be executed and copies of the analysts’ e-mails and the signed trading form must be attached to the monthly compliance report. (Note: this procedure applies to small-capitalization equity instruments. Trading of options on small-capitalization companies is described below.)

D. Pre-clearance must be obtained to SELL Small Cap Companies by the trading room and Compliance Officer. Pre-clearance by the Compliance Officer of sales of Small Cap Companies will be granted if and to the extent that any GCM client holding of the same security is to be sold at the same time. If a GCM client continues to own the same securities, the Access Person must similarly continue to hold it and pre-clearance will be denied. If an Access Person wishes to sell a Small Cap Company at the same time that GCM clients are selling their positions in the same Security, the Access Person will have to wait until all client sales have been completed and then, such Access Person will only be pre-cleared to sell his/her position in the same amount or percentage as was sold for GCM clients. Copies of the e-mail pre-clearance responses from the Trading Department and Compliance must be attached to the monthly personal trading report.

E. Generally, options written or bought on Small Cap Companies are not permitted and pre-clearance will typically be denied.

Greenville Capital Management, Inc.
Code of Ethics
Amended 3/31/05

F. Pre-clearance is valid for 48 hours after receipt. If a pre-cleared transaction in a Security is to be executed afterwards, additional pre-clearance at that time must be obtained.

G. Pre-clearance can be revoked before or after a pre-cleared transaction has been effected or settled if necessary in the interest of GCM clients. All employees acknowledge that they agree to abide by these procedures and accept any loss or risk of all transactions, including those that have received pre-clearance that are later revoked.

H. No Access Person may acquire, directly or indirectly, any Securities in an initial public offering (IPO) or Limited Offering without prior consent of the Chief Compliance Officer.

I. No Access Person may acquire any Security that is privately placed without pre-clearance.

J. The above procedures are followed for new positions as well as adding to existing positions, buying back a previously owned position or selling a position (sales will only require a confirmation from the Compliance Officer) especially a GCM owned position. AIMR guidelines state that “all personal transactions must be subordinate not adverse to transactions for clients, customers and employers. Transactions for family members who are not clients or customers must be effected only after client, customer and employer transactions.”

K. The Chief Compliance Officer can exempt employee trades on a case-by-case basis from the standard trading practices subject to a determination that no conflict of interest exists between the employee’s and client accounts.

L. Purchase and sale transactions of the GCM mutual fund (GCMSX) must be listed on the Monthly Transactions Report.

10.	SANCTIONS

As to any material violation of this Code of Ethics, sanctions may include but are not limited to:

•	Written reprimand entered into personnel file, disgorgement of profits

•	Disgorgement of all profits and a fine, to be determined by appropriate firm management

•	Employee suspension without pay and additional fines to be determined by appropriate firm management

•	Termination of employment

Greenville Capital Management, Inc.
Code of Ethics
Amended 3/31/05

ACKNOWLEDGED AND AGREED:

I have read, and I understand the terms of, this Greenville Capital Management, Inc. Code of Ethics dated September 2004.

Name:____________________________

Date:_____________________________

Greenville Capital Management, Inc.
Code of Ethics
Amended 3/31/05

Greenville Capital Management, Inc.
Code of Ethics

APPENDIX 1

Sample Form of Authorization Letter

Date Name of Broker Address

Re: Brokerage Statements of [name of employee]

Ladies and Gentlemen:

The above referenced person is an employee of Greenville Capital Management, Inc. Federal securities laws require that we monitor the personal securities transactions of certain key personnel. By this Authorization Letter, and the acknowledgement of the employee below, please forward duplicate copies of the employee's brokerage statements and transaction confirmations to:

Greenville Capital Management, Inc.
Attn: Compliance Officer
PO Box 220
Rockland, DE 19732

Should you have any questions, please contact the undersigned at 302-429-9799

Sincerely,

Compliance Officer

AUTHORIZATION:

I hereby authorize you to release duplicate brokerage statements and transaction confirmations to my employer.

Signature:_________________
Name:
SSN:
Account Number:

Greenville Capital Management, Inc.
Code of Ethics
Amended 3/31/05

Greenville Capital Management, Inc.
Code of Ethics

APPENDIX 2

INITIAL HOLDINGS REPORT
(complete within ten days of employment)

Date: ___________

NOTE: IN LIEU OF THIS REPORT, YOU MAY SUBMIT DUPLICATE COPIES OF YOUR BROKERAGE STATEMENTS

1.	HOLDINGS

Name of Covered Security and/or Reportable Fund	Number of Shares	Value of Security

2.	BROKERAGE ACCOUNTS

Name of Institution and Account Holder’s Name(i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

REVIEWED: ____________________________
(compliance officer signature)

DATE: ____________________________

Greenville Capital Management, Inc.
Code of Ethics
Amended 3/31/05

APPENDIX 3
Personal Transaction Record/Monthly Transactions Report

Name:        Month:

Securities with Market Capitalization Over $2.5 billion:

	Type of Account	Trade Date	Bought or Sold	Share	Ticker or Description	Broker	Price
1.
.
.
.
.
.

Securities with Market Capitalization Under $2.5 billion:

	Type of Account	Trade Date	Bought or Sold	Share	Ticker	Broker	Price
1.
Analysts’ Initials:

	Type of Account	Trade Date	Bought or Sold	Share	Ticker	Broker	Price
2.
Analysts’ Initials:

	Type of Account	Trade Date	Bought or Sold	Share	Ticker	Broker	Price
3.
Analysts’ Initials:

By signing here, I acknowledge that I am aware of the Greenville Capital Management employee trading policy. I affirm that I have not violated that policy.

Signature       Date

Greenville Capital Management, Inc.
Code of Ethics
Amended 3/31/05

APPENDIX 4

INSIDER TRADING PROCEDURES

The policy of Greenville Capital Management is to avoid any conflict of interest, or the appearance of any conflict of interest, between the interests of any person or institution advised by GCM and the interests of GCM or its officers and employees. GCM and its personnel may have access to confidential information about clients of the Firm, investment advice provided to clients, securities transactions being affected for clients’ accounts and other sensitive information. In addition, from time to time, the Firm or its personnel may come into possession of information that is “material” and “nonpublic” (each as defined below) concerning a company or the trading market for its securities.

It is unlawful for the Firm or any of its employees to use such information for manipulative, deceptive or fraudulent purposes. The kinds of activities prohibited include “front-running”, “scalping” and trading on inside information. “Front-Running” refers to a practice whereby a person takes a position in a security in order to profit based on his or her advance knowledge of upcoming trading by clients in that security which is expected to affect the market price. “Scalping” refers to a similar abuse of client accounts, and means the practice of taking a position in a security before recommending it to clients or effecting transactions on behalf of clients, and then selling out the employee’s personal position after the price of the security has risen on the basis of the recommendation or client transactions.

Depending upon the circumstances, the Firm and any employee involved may be exposed to potential insider trading or tipping liability under the federal securities laws if the Firm or any employee advises clients concerning, or executes transactions in, securities with respect to which the Firm possesses material, nonpublic information. In addition, the Firm as a whole may be deemed to possess material, nonpublic information known by any of its employees, unless the Firm has implemented procedures to prevent the flow of that information to others within the Firm.

Section 204A of the Investment Advisers Act of 1940 (“Advisers Act”) requires that the Firm establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by the Firm and its employees. Violations of the laws against insider trading and tipping by Firm employees can expose the Firm and any employee involved to severe criminal and civil liability. In addition, the Firm and its personnel have ethical and legal responsibilities to maintain the confidences of the Firm’s clients, and to protect as valuable assets confidential and proprietary information developed by or entrusted to the Firm.

Although the Firm respects the right of its employees to engage in personal investment activities, it is important that such practices avoid any appearance of impropriety and remain in full compliance with the law and the highest standards of ethics. Accordingly, employees must exercise good judgment when engaging in securities transactions and when relating to others information obtained as a result of employment with the Firm. If an employee has any doubt whether a particular situation requires refraining from making an investment or sharing information with others, such doubt should be resolved against taking such action.

•	General Policies and Procedures Concerning Insider Trading and Tipping

The Firm has adopted the following policies and procedures to (i) ensure the propriety of employee trading activity; (ii) protect and segment the flow of material, nonpublic and other confidential information relating to client advice and securities transactions, as well as other confidential information; (iii) avoid possible conflicts of interest; and (iv) identify trades that may violate the prohibitions against insider trading, tipping, front-running, scalping and other manipulative and deceptive devices contained in federal and state securities laws and rules.

No employee of the Firm shall engage in transactions in any securities while in possession of material, nonpublic information regarding such securities (so-called “insider trading”). Nor shall any employee communicate such material, nonpublic information to any person who might use such information to purchase or sell securities (so-called “tipping”). The term “securities” includes options or derivative instruments with respect to such securities and other securities that are convertible into or exchangeable for such securities.

•  “Material”. The question of whether information is “material” is not always easily resolved. Generally speaking, information is “material” where there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy or sell the securities in question, or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issue involved. Common, but by no means exclusive, examples of “material” information include information concerning a company’s sales, earnings, dividends, significant acquisitions or mergers and major litigation. So-called “market information”, such as information concerning an impending securities transaction may also, depending upon the circumstances, be “material”. Because materiality determinations are often challenged with the benefit of hindsight, if an employee has any doubt whether certain information is “material”, such doubt should be resolved against trading or communicating such information.

•  “Nonpublic”. Information is “nonpublic” until it has been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the SEC or press releases issued by the issuer of the securities, or reference to such information in publications of general circulation such as The Wall Street Journal or The New York Times. In general, information may be presumed to have been made available to investors after two business days from the formal release of such information.

•  “Advisory Information”. Information concerning (i) what securities are followed by investment managers; (ii) specific recommendations made to clients by investment managers; or (iii) prospective securities transactions by clients of the Firm (“Advisory Information”) is strictly confidential. Under some circumstances, Advisory Information may be material and nonpublic.

•  Prohibitions. In the handling of information obtained as a result of employment with the Firm, Firm employees:

•
Shall not disclose material, nonpublic or other confidential information (including Advisory Information) to anyone, inside or outside the Firm (including Immediate Family members), except on a strict need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient;

•	Shall refrain from recommending or suggesting that any person engaging in transactions in any security while in possession of material, nonpublic information about that security;

•	Shall abstain from transactions, for their own personal accounts or for the account of any client, in any security while in possession of material, nonpublic information regarding that security; and

•	Shall abstain from personal transactions in any security while in possession of Advisory Information regarding that security.

•	Protection of Material, Nonpublic Information

No Firm employee shall intentionally seek, receive or accept information that he believes may be material and nonpublic except with the written approval of, and subject to any and all restrictions imposed by, the Firm’s President.

On occasion, a company may, as a means to seek investors in restricted or private-placement securities issued by it, send to the Firm materials that contain material, nonpublic or other confidential information. Typically, such materials will be accompanied by a transmittal letter (and an inner, sealed package) that indicates the confidential nature of the enclosed materials and that the opening of the inner package constitutes an agreement to maintain the confidentiality of the information. In this circumstance, any Firm employee receiving any such materials should not open the inner package, but should immediately consult with the President.

In the event that a Firm employee should come into possession of information concerning any company or the market for its securities that the employee believes may be material and nonpublic, the employee should notify the President immediately. In addition, such employee shall refrain from either disclosing the information to others or engaging in transactions (or recommending or suggesting that any person engage in transactions) in the securities to which such information relates, without the prior written approval of the President.

•	Protection of Other Confidential Information

Information relating to past, present, or future activities of the Firm or clients that has not been publicly disclosed shall not be disclosed to persons, within or outside of the Firm, except for a proper Firm purpose. Employees are expected to use their own good judgment in relating to others information in these areas.

In addition, information relating to another employee’s medical, financial, employment, legal, or personal affairs is confidential and may not be disclosed to any person, within or outside of the Firm, without the employee’s consent or for a proper purpose authorized by the President or an officer of the Firm.

•	Procedures to Safeguard Material, Nonpublic and Other Confidential Information

In the handling of material, nonpublic and other confidential information, including Advisory Information, Firm employees shall take appropriate steps to safeguard the confidentiality of such information. When not in use, all documents (whether in paper or electronic form) containing confidential information should be stored in secure areas. Under no circumstances should confidential documents be left on desks, counter tops, or floors where others can see them. Nor should any Firm employee review or work on any confidential documents in any setting that would permit others to see such documents.

GCM has adopted a Privacy Policy and expects all employees to be familiar with it and comply with its terms.